Exhibit 99.3

PROXY AND POWER OF ATTORNEY

PROXY AND POWER OF ATTORNEY (the "Proxy and Power of Attorney"), effective as of November 1, 2024, between each of Shawn Herrera (“Herrera”) and Kevin Winters (“Winters”; together with Herrera, the “Stockholders” and each, a “Stockholder”), on the one hand, and Dream Chasers Capital Group LLC (the “Grantee”), on the other hand.

WHEREAS, Herrera is the owner of 81,100 shares and Winters is the owner of 157,000 (collectively, the “Covered Shares”) of Common Stock, par value $.01 (the "Common Stock"), of Carver Bancorp, Inc. (the "Company") as of October 15, 2024 and as of the date of this Proxy and Power of Attorney;

WHEREAS, the Stockholders desire to enter into this Agreement with the Grantee with respect to the Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.             Each Stockholder hereby constitutes, appoints, authorizes and empowers the Grantee, during the term of this Proxy and Power of Attorney, as its sole and exclusive true and lawful proxy and attorney-in-fact, with full power of substitution, to vote and exercise all voting and related rights with respect to all of the Covered Shares (and any and all securities issued or issuable in respect thereof), for and in the name, place and stead of such Stockholder, at any annual, special or other meeting of the stockholders of the Company, including the 2024 Annual Meeting of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, with respect to any matter that may be submitted for a vote of stockholders of the Company.

2.             Each Stockholder, as to himself and not any other person, represents and warrants to the Grantee that, as of the date hereof, the Stockholder (i) owns all of the Covered Shares, and (ii) except for that certain Voting Agreement dated as of December 12, 2022 (the “Prior Voting Agreement”), has not granted any proxy to any Person (other than the Grantee) with respect to any Covered Shares or deposited such Covered Shares into a voting trust.

3.             Any securities of the Company to be issued or issuable to the Stockholder in respect of Covered Shares during the term of this Proxy and Power of Attorney shall be deemed Covered Shares for purposes of this Proxy and Power of Attorney.

4.             The term of this Proxy and Power of Attorney shall continue until terminated in accordance with Section 7 below.

5.             This Proxy and Power of Attorney shall be governed by and construed in accordance with the laws of the State of Delaware.

6.             This Proxy and Power of Attorney shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto.

7.             This Proxy and Power of Attorney shall terminate as to each Stockholder upon written notice to the Grantee. In the event a Stockholder terminates this Proxy and Power of Attorney, such termination shall only be effective as to himself and not with respect to the other Stockholder, and this Proxy and Power of Attorney will remain in full force and effect with respect to the non-terminating Stockholder.

8.             The Stockholder will, upon request, execute and deliver any additional documents and take such actions as may reasonably be deemed by the Grantee to be necessary or desirable to complete the Proxy and Power of Attorney granted herein or to carry out the provisions hereof.

9.             If any term, provision, covenant, or restriction of this Proxy and Power of Attorney is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Proxy and Power of Attorney shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

10.           This Proxy and Power of Attorney supersedes, replaces, repeals and terminates any and all agreements with respect to the Covered Shares that were previously entered into by each of the Stockholders, including but not limited to the Prior Voting Agreement.

11.           This Proxy and Power of Attorney may be executed in any number of counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Proxy and Power of Attorney to be duly executed on the date first above written.

/s/ Shawn Herrera
Shawn Herrera

/s/ Kevin Winters
Kevin Winters

DREAM CHASERS CAPITAL GROUP LLC

By:	/s/ Gregory Lewis
Name:	Gregory Lewis
Title:	Manager

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